EXHIBIT 99.2

December 31, 2020	QUARTERLY REPORT

Dear Shareholder:

We began our first three Quarterly Reports in 2020 by addressing COVID-19 and this Fourth Quarter Report is no different. As projected by healthcare professionals, there was a resurgence in the spread of the virus world-wide as we approached year-end, leading to renewed restrictions on activity late in the quarter. Vaccination distribution started in mid-December, supporting optimism that the health risks associated with COVID will begin to decline in the first half of 2021. The impact on economic activity from the latest restrictions and the timing and effectiveness of vaccine protocols is still unclear. The entire team at C&N remains committed to supporting the health and welfare of our Team, customers and communities while playing our essential role in supporting the local and regional economic activity.

The November election was the other major story during the quarter. Former Vice President Joe Biden was elected President and the final U.S. Senate races were decided in early January. The White House and both houses of Congress are now controlled by democrats, which will lead to policy changes impacting our industry. The contentious nature of the election and subsequent events adds another dynamic to already challenging circumstances.

Despite the pandemic and political environment, financial markets continued to show strength during the quarter as measured by the major stock market averages and liquidity in the bond and money markets. In late December, a second economic stimulus bill was enacted that includes, among other things, another round of PPP funding for small businesses. This action, combined with the ongoing, extraordinary steps taken by the Federal Reserve to hold interest rates at historically low levels, is providing near-term support for the economy.

C&N’s efforts to support customers with PPP loans, payment deferrals, cash management and investment guidance through our wealth management group remain consistent. We are actively engaged with individual customers to determine their needs and appropriate solutions. The forgiveness process for round one PPP loans and gearing up for round two was a focus during the fourth quarter.

After adjusting for merger related expenses, gains on the sale of securities and losses on prepayment of borrowings in both 2019 and 2020, fourth quarter earnings increased from $5.7 million to $8.1 million or 42%. Earnings per share, on the same adjusted basis, increased 21% to $.51 per share, with the difference between adjusted earnings and EPS growth attributable to the additional shares issued in the Covenant acquisition. Net interest income for the quarter increased 38% while the net interest margin of 3.76% was essentially unchanged from the fourth quarter of 2019. Accelerated recognition of fees from PPP loans contributed to the growth in net interest income as almost 20% of C&N’s PPP loans were repaid by the SBA in the fourth quarter 2020 based on forgiveness granted to the underlying borrowers.

The provision for loan losses of $620,000 was consistent with the $652,000 provision during the fourth quarter of 2019. Noninterest income increased by 30% primarily due to strong gains on the sale of mortgage loans. Noninterest expenses, excluding merger-related expenses and loss on prepayment of borrowings, were 33% above the fourth quarter of 2019, driven primarily by the Covenant acquisition and overall personnel related costs.

On the same adjusted basis, earnings for the year ended December 31, 2020 grew by 17% and earnings per share increased by 5% compared to 2019, reflecting the benefits of growth related to the Monument and Covenant acquisitions. Net interest income for the year increased 24% due to a larger balance sheet, and despite a decline in the net interest margin to 3.69% from 3.86%. The provision for loan losses increased $3.1 million as compared to 2019, including the impact in 2020 of a $2.2 million charge-off on one commercial loan. Total noninterest income grew by 26% compared to 2019 with gains on mortgage sales as the primary driver, although a variety of other sources also contributed. Noninterest expenses, excluding merger-related expenses and loss on prepayment of borrowings, increased 22%. This growth was substantially due to the inclusion of former Monument operations for twelve months during 2020 compared to nine months in 2019 and the inclusion of Covenant expenses for the second half of 2020. Increased data processing costs, professional fees and various other expenses also contributed.

C&N faces the ongoing COVID crisis and related uncertainties from a position of strength. This is especially evident in our capital ratios, which are at levels that demonstrate the capacity to absorb significant credit losses, if they arise, while continuing to meet regulatory requirements to be considered well capitalized. This strength was reinforced once again by the Board’s declaration of the regular quarterly cash dividend of $.27 per share to shareholders of record on February 1, 2021, payable on February 12, 2021.

In closing, I want to thank the C&N Team for their extraordinary commitment to our Company in 2020. Our mission of creating value through relationships was in clear view throughout the year as this group delivered for each other, our customers and those in need across all the communities we serve. In addition, we finished the year with outstanding financial results and remain poised to continue our profitable growth as we drive into 2021.

As always, we appreciate your confidence in this team and support of our Company.

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data)   (Unaudited)

	4TH	4TH
	QUARTER	QUARTER
	2020	2019
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$21,859	$17,290	$4,569	26.43%
Interest Expense	2,104	2,999	(895)	(29.84)%
Net Interest Income	19,755	14,291	5,464	38.23%
Provision for Loan Losses	620	652	(32)	(4.91)%
Net Interest Income After Provision for Loan Losses	19,135	13,639	5,496	40.30%
Noninterest Income	6,565	5,066	1,499	29.59%
Net Gains on Available-for-sale Debt Securities	144	3	141	4,700.00%
Loss on Prepayment of Borrowings	1,636	0	1,636
Merger-Related Expenses	182	281	(99)	(35.23)%
Other Noninterest Expenses	15,775	11,834	3,941	33.30%
Income Before Income Tax Provision	8,251	6,593	1,658	25.15%
Income Tax Provision	1,481	1,135	346	30.48%
Net Income	$6,770	$5,458	$1,312	24.04%
Net Income Attributable to Common Shares (1)	$6,727	$5,431	$1,296	23.86%
PER COMMON SHARE DATA:
Net Income - Basic	$0.43	$0.40	$0.03	7.50%
Net Income - Diluted	$0.43	$0.40	$0.03	7.50%
Dividend Per Share - Quarterly	$0.27	$0.27	$0.00	0.00%
Number of Shares Used in Computation - Basic	15,799,436	13,642,286
Number of Shares Used in Computation - Diluted	15,801,068	13,663,736

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data)   (Unaudited)

	YEARS ENDED
	December 31,
	2020	2019
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$77,160	$64,771	$12,389	19.13%
Interest Expense	9,595	10,283	(688)	(6.69)%
Net Interest Income	67,565	54,488	13,077	24.00%
Provision for Loan Losses	3,913	849	3,064	360.90%
Net Interest Income After Provision for Loan Losses	63,652	53,639	10,013	18.67%
Noninterest Income	24,344	19,284	5,060	26.24%
Net Gains on Available-for-sale Debt Securities	169	23	146	634.78%
Loss on Prepayment of Borrowings	1,636	0	1,636
Merger-Related Expenses	7,708	4,099	3,609	88.05%
Other Noninterest Expenses	55,609	45,438	10,171	22.38%
Income Before Income Tax Provision	23,212	23,409	(197)	(0.84)%
Income Tax Provision	3,990	3,905	85	2.18%
Net Income	$19,222	$19,504	$(282)	(1.45)%
Net Income Attributable to Common Shares (1)	$19,106	$19,404	$(298)	(1.54)%
PER COMMON SHARE DATA:
Net Income - Basic	$1.30	$1.46	$(0.16)	(10.96)%
Net Income - Diluted	$1.30	$1.46	$(0.16)	(10.96)%
Dividend Per Share - Quarterly	$1.08	$1.08	$0.00	0.00%
Dividend Per Share - Special	$0.00	$0.10	$(0.10)	(100.00)%
Number of Shares Used in Computation - Basic	14,743,386	13,298,736
Number of Shares Used in Computation - Diluted	14,747,048	13,321,559

(1)	Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands) (Unaudited)

	December 31,	December 31,	December 31, 2020 vs 2019
	2020	2019	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$101,857	$35,202	$66,655	189.35%
Available-for-sale Debt Securities	349,332	346,723	2,609	0.75%
Loans Held for Sale	942	767	175	22.82%
Loans, Net	1,632,824	1,172,386	460,438	39.27%
Bank-Owned Life Insurance	30,096	18,641	11,455	61.45%
Bank Premises and Equipment, net	21,526	17,170	4,356	25.37%
Intangible Assets	56,356	29,635	26,721	90.17%
Other Assets	46,167	33,621	12,546	37.32%
TOTAL ASSETS	$2,239,100	$1,654,145	$584,955	35.36%

LIABILITIES
Deposits	$1,820,469	$1,252,660	$567,809	45.33%
Repo Sweep Accounts	1,956	1,928	28	1.45%
Total Deposits and Repo Sweeps	1,822,425	1,254,588	567,837	45.26%
Borrowed Funds	72,674	136,419	(63,745)	(46.73)%
Subordinated Debt	16,553	6,500	10,053	154.66%
Other Liabilities	27,692	12,186	15,506	127.24%
TOTAL LIABILITIES	1,939,344	1,409,693	529,651	37.57%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income (Loss)	287,961	240,761	47,200	19.60%
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on Available-for-sale Debt Securities	11,676	3,511	8,165	232.55%
Defined Benefit Plans	119	180	(61)	(33.89)%
TOTAL SHAREHOLDERS' EQUITY	299,756	244,452	55,304	22.62%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$2,239,100	$1,654,145	$584,955	35.36%